Exhibit (k)(7)

FS MULTI-ALTERNATIVE ADVISOR, LLC
201 Rouse Boulevard
Philadelphia, PA 19112

October 23, 2019

To:	FS Multi-Alternative Income Fund
201 Rouse Boulevard
Philadelphia, PA 19112

Re: Waiver of Management Fee and Administrative Expense Limitation

1.	Waiver of Management Fee

Pursuant to the investment advisory agreement between FS Multi-Alternative Income Fund (“FSMAIF”) and FS Multi-Alternative Advisor, LLC (“Advisor”), dated as of September 11, 2018 (as may be amended and restated from time to time) (the “Advisory Agreement”), FSMAIF has agreed to pay the Advisor a management fee of 1.60% of the average daily value of FSMAIF’s gross assets, payable quarterly in arrears. This letter serves to confirm that the Advisor has agreed, for the fiscal quarter ending January 31, 2020, to waive the management fee to which it is entitled under the Advisory Agreement so that the fee received equals 0.00% of the average daily value of FSMAIF’s gross assets (the “Management Fee Waiver”).

2.	Administrative Expense Limitation

Pursuant to the administration agreement between FSMAIF and the Advisor, dated as of September 12, 2018 (as may be amended and restated from time to time) (the “Administration Agreement”), FSMAIF has agreed to reimburse the Advisor for the administrative services (as fully described in the Administration Agreement) performed by it on behalf of FSMAIF. This letter serves to confirm that the Advisor has agreed, for the fiscal quarter ending January 31, 2020, to assume all of FSMAIF’s “ordinary operating expenses” (as defined herein) (or to cause its affiliates to assume such expenses) (“Expense Assumption”). For the purposes of this letter, “ordinary operating expenses” for a class of shares shall consist of all ordinary expenses of FSMAIF attributable to such class, including administration fees, transfer agent fees, fees paid to FSMAIF’s trustees, legal expenses relating to FSMAIF’s registration statements (and any amendments or supplements thereto) and other filings with the Securities and Exchange Commission (whether incurred by counsel to FSMAIF, the Advisor or any sub-adviser to FSMAIF), administrative services expenses, and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) investment advisory fees, (b) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities, prime broker fees and expenses and dividend expenses related to short sales); (c) interest expense and other financing costs, (d) taxes; (e) distribution or shareholder servicing fees and (f) extraordinary expenses. For purposes of this letter, “extraordinary expenses” mean any unusual, unexpected and/or nonrecurring expenses of FSMAIF. The amount assumed by the Advisor or its affiliates hereunder shall be determined as of the last day of the fiscal quarter ending January 31, 2020 for FSMAIF. Any payment due from the Advisor or its affiliates under this Section 2 shall be made within 30 days of the end of FSMAIF’s fiscal quarter ending January 31, 2020.

3.	Advisor Representations

In connection with the Management Fee Waiver and Expense Assumption, the Advisor represents that the quality and quantity of services under the Advisory Agreement and the Administration Agreement will not be affected by this letter and that its obligations under the Advisory Agreement and the Administration Agreement will remain unchanged in all respects.

4.	Effective Date and Duration

The Management Fee Waiver and Expense Assumption described in this letter shall be effective as of November 1, 2019 and continue in effect until the end of the fiscal quarter of FSMAIF ending January 31, 2020.

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Sincerely,

/s/ Michael C. Forman

Michael C. Forman Manager, FS Multi-Alternative Advisor, LLC

Accepted and Agreed as of the Date
First Set Forth Above:

FS MULTI-ALTERNATIVE INCOME FUND

By:	/s/ Stephen S. Sypherd
Name: Stephen S. Sypherd
Title: General Counsel & Secretary

Signature Page to Letter Agreement